Exhibit 11

                          GENERAL CIGAR HOLDINGS, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                  (dollars in thousands except per share data)


                                FOR THE 13 WEEKS ENDED    FOR THE 26 WEEKS ENDED
                               -----------------------    ----------------------
                                 MAY 30,      MAY 31,       MAY 30,     MAY 31,
                                  1998         1997          1998        1997
BASIC EPS COMPUTATION          ----------   ----------    ----------  ----------
Numerator:
 Income available to
   common stockholders......      $ 6,766      $ 6,390      $ 14,453    $ 10,667
                               ----------   ----------    ----------  ----------
Denominator:
 Common shares outstanding..   27,620,694   27,101,922    27,605,621  27,044,552
                               ----------   ----------    ----------  ----------
         Basic EPS..........       $ 0.24       $ 0.24        $ 0.52      $ 0.39
                               ==========   ==========    ==========  ==========

DILUTED EPS COMPUTATION
Numerator:
 Income available to
   common stockholders......      $ 6,766      $ 6,390      $ 14,453    $ 10,667
                               ----------   ----------    ----------  ----------
Denominator:
 Common shares outstanding..   27,620,694   27,101,922    27,605,621  27,044,552
 Effect of stock options....      823,732    1,798,078       952,386   1,505,448
                               ----------   ----------    ----------  ----------
   Total shares.............   28,444,426   28,900,000    28,558,007  28,550,000
                               ----------   ----------    ----------  ----------
         Diluted EPS........       $ 0.24       $ 0.22        $ 0.51      $ 0.37
                               ==========   ==========    ==========  ==========

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